As filed with the Securities and Exchange Commission on August 30, 2024

Registration No. 33-62901

Registration No. 333-23261

Registration No. 333-46066

Registration No. 333-59242

Registration No. 333-64664

Registration No. 333-128086

Registration No. 333-174369

Registration No. 333-251428

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT NO. 33-62901

FORM S-8 REGISTRATION STATEMENT NO. 333-23261

FORM S-8 REGISTRATION STATEMENT NO. 333-46066

FORM S-8 REGISTRATION STATEMENT NO. 333-59242

FORM S-8 REGISTRATION STATEMENT NO. 333-64664

FORM S-8 REGISTRATION STATEMENT NO. 333-128086

FORM S-8 REGISTRATION STATEMENT NO. 333-174369

FORM S-8 REGISTRATION STATEMENT NO. 333-251428

UNDER

THE SECURITIES ACT OF 1933

EBIX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	77-0021975
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1 Ebix Way

Johns Creek, Georgia 30097

(678) 281-2020

(Address, including zip code, and telephone number of Principal Executive Offices)

Delphi Information Systems, Inc. 1989 Stock Purchase Plan

Delphi Information Systems, Inc. Non-Employee Directors Stock Option Plan

Ebix, Inc. 1996 Stock Incentive Plan

ebix.com, Inc. 2001 Stock Incentive Plan for Employees

Ebix, Inc. 2010 Stock Incentive Plan

Ebix, Inc. 2020 Amended and Restated Equity Incentive Plan

(Full title of the plans)

Robin Raina

1 Ebix Way

Johns Creek, Georgia 30097

(678) 281-2020

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies To:

Susan Sidwell

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, Tennessee 37201

(615) 742-6200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated Filer	☐

Non-accelerated filer	☐	Smaller Reporting Company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

TERMINATION OF REGISTRATION STATEMENTS

AND

DEREGISTRATION OF UNSOLD SECURITIES

Ebix, Inc., a Delaware corporation (the “Company”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Company’s common stock, par value $0.10 per share (“Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):

•

Registration  Statement No. 33-62901, filed with the SEC on September 25, 1995, registering 1,800,000 shares of Common Stock issuable pursuant to the Delphi Information Systems, Inc. 1989 Stock Purchase Plan;

•

Registration  Statement No. 333-23261, filed with the SEC on March 13,1997, registering 6,000,000 shares of Commons Stock issuable pursuant to the Delphi Information Systems, Inc. 1996 Incentive Stock Plan;

•	Registration Statement No. 333-46066, filed with the SEC on September 19, 2000, registering 1,500,000 shares of Common Stock issuable pursuant to the ebix.com, Inc. 1996 Stock Incentive Plan;

•	Registration Statement No. 333-59242, filed with the SEC on April 19, 2001, registering 500,000 shares of Common Stock issuable pursuant to the ebix.com, Inc. 2001 Stock Incentive Plan for Employees;

•

Registration Statement  No. 333-64664, filed with the SEC on July 5, 2001, registering 2,300,000 shares of Common Stock issuable pursuant to the ebix.com, Inc. 1996 Stock Incentive Plan, as amended and the Delphi Information Systems, Inc. Non-Employee Directors Stock Option Plan;

•	Registration Statement No. 333-128086, filed with the SEC on September 2, 2005, registering 1,059,277 shares of Common Stock issuable pursuant to the Ebix, Inc. 1996 Stock Incentive Plan, as amended;

•	Registration Statement No. 333-174369, filed with the SEC on May 20, 2011, registering 5,000,000 shares of Common Stock issuable pursuant to the Ebix, Inc. 2010 Stock Incentive Plan; and

•

Registration Statement  No. 333-251428, filed with the SEC on December 17, 2020, registering 5,000,000 shares of Common Stock issuable pursuant to the Ebix, Inc. 2020 Amended and Restated Equity Incentive Plan.

On December 17, 2023, the Company and certain of its direct and indirect subsidiaries filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Northern District of Texas (the “Bankruptcy Court”). On August 2, 2024, the Bankruptcy Court entered its order confirming the Third Amended Joint Chapter 11 Plan of Ebix, Inc. and its Debtor Affiliates (the “Plan”). Under the Plan, all shares of common stock and other equity in the Company will be cancelled and terminated. Accordingly, all offerings of the Company’s securities, including those pursuant to the Registration Statements, have also been terminated. The Company expects the Plan to become effective on August 30, 2024.

In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, effective upon filing of these Post-Effective Amendments, the Company hereby removes from registration all of such securities of the Company registered but unsold under each of the Registration Statements, if any, as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, on August 30, 2024.

EBIX, INC.

By:	/s/ Robin Raina
Name: Robin Raina
Title: Chief Executive Officer

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.